Exhibit 10.2

SETTLEMENT AND RESTRICTIVE COVENANT AGREEMENT

This Settlement and Restrictive Covenant Agreement (the “Agreement”) is entered into as of November 24, 2025, effective as of the Effective Date (as defined below) by and among James Nesci (the “Executive”), Blue Foundry Bank, a New Jersey chartered stock savings bank (the “Bank”) and Blue Foundry Bancorp, a Delaware corporation (the “Company”). The Executive and the entities listed above are sometimes referred to as the “Parties” for purposes of this Agreement.

W I T N E S S E T H:

WHEREAS, Fulton Financial Corporation (“Parent”) and the Company are parties to an Agreement and Plan of Merger, dated as of November 24, 2025 (the “Merger Agreement”), pursuant to which, a series of transactions will occur (collectively, the “Merger”); and

WHEREAS, following the Merger, the Bank will merge with and into Fulton Bank, N.A. (“Parent Bank”), with Parent Bank as the surviving institution; and

WHEREAS, the Parties desire to enter into this Agreement, which shall supersede the Employment Agreement entered into by and between the Bank and the Executive with an effective date of January 1, 2021 (the “Employment Agreement”), in its entirety, effective immediately prior to the Effective Date, and in lieu of any rights and payments and benefits under the Employment Agreement, the Executive shall be entitled to the payment set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Termination of the Employment Agreement. At the Effective Date, Executive’s employment relationship with the Bank and the Company will automatically cease without any further action by the Executive, the Company or the Bank. Effective immediately prior to the Effective Date, the Employment Agreement shall be cancelled in its entirety, and the parties thereto shall have no further rights or obligations thereunder, except that the following provisions of the Employment Agreement shall not terminate and shall instead continue to apply in accordance with their respective terms: Sections 5(a), 5(d), 5(e), 6, 8, 10 and 11 (but not Section 11(n)). If the Merger Agreement is terminated or otherwise cancelled prior to the Effective Date, or if Executive’s employment with the Bank or the Company terminates for any reason prior to the Effective Date, this Agreement will be null and void ab initio, and the Executive’s employment and the Employment Agreement will remain in full force and effect in accordance with the terms of the Employment Agreement. Executive acknowledges and agrees that Executive is not, and will not be, entitled to participate in, or receive benefits under, any severance plan or policy of Parent, Parent Bank, the Bank, the Company or any of their respective affiliates (notwithstanding any contrary provision in any such plan or policy), and hereby waives all rights to any such participation and benefits.

2. Settlement Amount. Subject to Section 5, provided the Executive has remained employed with the Bank until the Effective Date, in consideration of the termination of the Employment Agreement and Executive’s employment with the Bank and the Company, and in further consideration for the restrictive covenants contained in Section 6 of this Agreement, the Executive will receive a lump-sum cash amount payable by the Bank equal to $4,311,000 (the “Settlement Amount”). The Settlement Amount shall be paid immediately prior to, on, or within 10 days after, the Effective Date. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, as a condition of Executive’s retention of the Settlement Amount, Executive is required to (i) execute, and deliver to Parent, on the day immediately following the Effective Date, a mutual release of claims and covenant not to sue in form and substance reasonably acceptable to Parent and the Executive (the “Release”) and (ii) not revoke the Release. The Release (i) will be provided to Executive reasonably in advance of the Effective Date, (ii) will not contain any non-competition, non-solicitation, non-disparagement or similar restrictive covenants and (iii) will contain customary carveouts. If the Release is not so timely executed and delivered to Parent, or if after the Executive timely executes and delivers the Release to Parent Executive revokes the Release, then in either case, Executive shall pay to Parent the full amount of the Settlement Amount (less applicable tax withholdings) within 10 days after the execution deadline or date of revocation, as applicable.

3. Other Obligations. For the avoidance of doubt, the payment of the Settlement Amount under this Agreement shall not release the Bank, the Company, or any of their affiliates from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid base salary up to the Effective Date; (b) the payment of the Executive’s vested benefits under the tax-qualified and non-tax-qualified plans of the Bank, including any benefits that become vested as a result of the Merger; (c) reimbursement for business expenses incurred by Executive prior to, but that have not been reimbursed on or before, the Effective Date, to the extent reimbursable in accordance with the applicable reimbursement policy of the Bank; and/or (d) obligations to honor the Executive’s rights with respect to vested equity awards granted to Executive by the Company (which vested equity awards Executive acknowledges and agrees will be treated as set forth in Section 1.7 of the Merger Agreement).

4. Complete Satisfaction. In consideration of the payment of the Settlement Amount, the Parties hereby agree that the payment of the Settlement Amount in accordance with Section 2 shall be in complete satisfaction of all rights to payments and benefits due to the Executive under the Employment Agreement.

5. Section 280G Cut-Back. The Parties intend for the Settlement Amount not to result in an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), provided that no guarantee or assurance of such treatment is provided to Executive. Notwithstanding the foregoing, if the Settlement Amount, together with any other payments, vesting, compensation or benefits to which the Executive has the right to receive from the Company or the Bank, or any other party, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), the Parties shall cooperate in good faith (without increasing the amount payable to the Executive) to adjust the Restrictive Covenants and/or the Executive’s other responsibilities, and/or to take other actions (which may include reducing parachute payments due to the Executive) to mitigate the impact of the excise tax under Code Section 4999. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Executive acknowledges and agrees that Executive is responsible for all taxes, interest and penalties that are imposed on the Settlement Amount and on any other compensation, payments, benefits and vesting received by, provided to, or to be received by or provided to, Executive (including, without limitation, all taxes under Code Section 4999), and is not entitled to any gross-up or indemnity with respect to any such taxes.

6. Restrictive Covenants.

(a) Employee Solicitation. The Executive agrees that for two (2) years following the Effective Date he shall not, whether directly or indirectly, in any way for his own account or for the account of any other person, venture, firm, business, corporation or enterprise, offer employment to any employee of the Company or the Bank who was employed by the Company or the Bank at the Effective Date or attempt to induce or entice any regular or temporary employee of the Company or the Bank who was employed by the Company or the Bank at the Effective Date to terminate his or her employment; provided that nothing in this Agreement shall prohibit hiring of an individual who was not an officer of the Company or the Bank if the Executive is not involved in recruiting the individual or in the hiring decision.

(b) Non-solicitation and Non-competition Covenant. The Executive agrees that for two (2) years following the Effective Date the Executive will not, directly or indirectly, individually, or as partner or agent, independent contractor, employee or stockholder of any corporation, or for any business entity of any nature:

(i) Call upon, solicit, or otherwise contact, any Customer or Prospective Customer, for the purpose of selling a product or service that the Bank provides or to encourage the Customer or Prospective Customer to cease doing business, in whole or in part, with the Bank.

For purposes of this Agreement, “Customer” means a person or entity who is a customer of the Bank at the Effective Date or with whom the Executive had material direct contact on behalf of the Bank during the six month period preceding the Effective Date and “Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by the Executive at or prior to the Effective Date or whom the Executive knew was a target of the Bank’s sales or marketing activities during the one year period preceding the Effective Date.

(ii) Directly or indirectly own, manage, operate, control, be employed by, participate in, render services to, or be connected in any manner with the ownership, management, operation or control of another financial institution that offers products or services similar or equivalent to those offered by the Bank or its successors (hereinafter referred to as “Financial Institution”) in the Restricted Area. The Executive acknowledges that it shall be a violation of this subsection for the Executive to conduct any business referred to herein within the Restricted Area referred to above, including but not limited to advertising or soliciting or otherwise servicing in any way Customers or Prospective Customers within said area, even though the Executive, or its affiliated business, may be located outside the Restricted Area.

(iii) The restrictions on the activities of the Executive contained in this Section 6(b) shall be limited to the following geographical areas: 1) all counties in New Jersey in which the Bank or an affiliate of the Bank maintains an office or branch as of the Effective Date, and 2) if the Financial Institution is headquartered within ten (10) miles of the Bank’s New Jersey office or any New Jersey branch of the Bank, any county in the State of New Jersey adjacent to a county in which the Bank maintains an office or a branch as of the Effective Date (“Restricted Area”). The Executive acknowledges that these restrictions will not render him unable to find or undertake gainful employment appropriate to his skills and experience.

(c) Confidentiality. The Executive recognizes and acknowledges that the Executive has been and will be the recipient of confidential and proprietary business information concerning the Company, the Bank, Parent and Parent Bank, including without limitation, past, present, planned, or considered business activities, and the Executive acknowledges and agrees that the Executive will not, during or after the term of the Executive’s employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by Parent, or as may be required by regulatory inquiry, law, or court order. Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of Parent. In the event of a breach or a threatened breach by the Executive of the provisions of this Section 6, Parent will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of Parent or Parent Bank or any other similar confidential or proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.

(d) Non-Disparagement. The Executive will not, at any time willfully make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which is intended to, directly or indirectly, disparage and cause financial harm to the Company, the Bank or their successors or their business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Company, the Bank and their successors shall direct such officers, directors and employees as requested by the Executive not to, at any time willfully make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which is intended to, directly or indirectly, disparage and cause financial harm to the Executive or to the Executive’s reputation. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, nothing in this Section 6(d) shall prevent any person or entity from making statements in good faith in connection with any legal or arbitral proceeding, as part of required governmental testimony or when compelled by law, subpoena or legal process.

(e) Reasonableness of Restrictions. The Executive acknowledges and agrees that (i) the Executive’s services are unique and extraordinary; (ii) the restrictive covenants in this Agreement are essential elements of this Agreement and are reasonable given the Executive’s access to the Confidential Information and the substantial knowledge and goodwill the Executive has acquired with respect to the business of the Company, the Bank, Parent and Parent Bank as a

result of his employment with the Company and the Bank, and the unique and extraordinary services provided by the Executive to the Company and the Bank; (iii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iv) enforcement of the restrictions contained herein will not deprive the Executive of the ability to earn a reasonable living.

(f) Judicial Modification. Should any part or provision of this Section 6 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The Parties further agree that if any portion of this Section 6 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

(g) Enforcement. The Executive acknowledges and agrees that the Company, the Bank and their successors will suffer irreparable harm in the event the Executive breaches any of the Executive’s obligations under this Section 6 and that monetary damages would be inadequate to compensate the entities for such breach. Accordingly, the Executive agrees that, in the event of a breach (or threatened breach) by the Executive of any of the Executive’s obligations under this Section 6, the Company, the Bank or their successors will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. The Executive agrees to waive any requirement for the securing or posting of any bond in connection with such remedies.

(h) Time to Consider. The Parties acknowledge that the Executive has had adequate time to consider and accept the terms of these restrictive covenants.

7. Code Section 409A Compliance. The intent and belief of the Parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, none of the Company, the Bank or any of their respective affiliates makes any promise or guarantee of such exemption or compliance.

8. General.

(a) Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, successors, permitted assigns and legal representatives. Executive may not assign this Agreement, or any of Executive’s rights or obligations under this Agreement, without the prior written consent of the Bank and the Company. The Bank and the Company may assign this Agreement, and their respective rights and obligations under this Agreement, to any adequately capitalized successor to their respective businesses without the consent of Executive or any other person or entity.

(b) Final Agreement. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, discussions and understandings (in each case, whether written or oral) between the Parties regarding the subject matter hereof (including, without limitation, the Employment Agreement (other than the terms of the Employment Agreement specified in this Agreement as surviving)). The terms of this Agreement may be changed, modified, waived or discharged only by an instrument in writing signed by each of the Parties.

(c) Withholdings. The Bank or its successors (as applicable) may withhold from the amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

(d) Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of New Jersey, without reference to any principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(e) Voluntary Action and Waiver. The Executive acknowledges that by the Executive’s free and voluntary act of signing below, the Executive agrees to all the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that the Executive has been advised to consult with an attorney prior to executing this Agreement.

(f) Counterparts. This Agreement may be executed electronically and in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(g) Jurisdiction/Venue. Any action arising from this Agreement, Executive’s employment or service with the Bank or any its affiliates or the termination of such employment or service shall be brought in the federal courts in New Jersey (and the courts of appeals thereof), or if federal jurisdiction does not exist then in the state courts located in New Jersey (and the courts of appeals thereof), and the Parties hereby consent to the jurisdiction of such courts in any such action.

(h) WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THE EXECUTIVE’S EMPLOYMENT BY, OR SERVICE WITH, THE BANK, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR THE TERMINATION THEREOF, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

9. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall become effective as of the effective date of the Merger (the “Effective Date”). In the event the Merger Agreement is terminated for any reason prior to the closing of the Merger or the Merger does not occur, this Agreement shall be deemed null and void ab initio.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by the Executive or its duly authorized officer, as applicable, as of the date first above written.

James Nesci

/s/ James Nesci

Blue Foundry Bancorp

By:	/s/ Robert T. Goldstein
Name: Robert T. Goldstein
Title: Chairman, Compensation Committee

Blue Foundry Bank

By:	/s/ Robert T. Goldstein
Name: Robert T. Goldstein
Title: Chairman, Compensation Committee

[SIGNATURE PAGE TO THE SETTLEMENT AND RESTRICTIVE COVENANT AGREEMENT]